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                                                                  Exhibit 10.1.2

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of January 1, 1998, as amended and restated as of May 26, 1999, and as further amended and restated as of December 15, 1999 and April 6, 2000, between CONSECO, INC. (hereinafter called the "Company"), and STEPHEN C. HILBERT (hereinafter called "Executive").

                                    RECITALS

     WHEREAS, the Company and Executive were parties to an Employment Agreement dated January 1, 1987, as amended by Amendment No. 1 dated February 28, 1988 (as amended, the "Prior Employment Agreement"); and

     WHEREAS, the Prior Employment Agreement was replaced by a new employment agreement dated as of January 1, 1998 and subsequently amended as of May 14, 1999 and as amended and restated as of May 26, 1999 and December 15, 1999 (as so amended, the "Existing Employment Agreement") and the Company and Executive desire to make certain modifications to the Existing Employment Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Existing Employment Agreement be amended and restated in its entirety to be as follows:

     1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. This Agreement shall be deemed to have become effective (and the Prior Employment Agreement terminated) as of January 1, 1998. On May 14, 1998 (the "Approval Date") the Company's shareholders approved the performance-based compensation provisions hereof (i.e., Section 5(b)) as then in effect. Subject to provisions for termination as provided in Section 9 hereof, the term of this Agreement shall be five (5) years from and after January 1, 1998, and it shall be automatically renewed for successive five (5) year periods on January 1 of each year thereafter, unless either party elects not to renew this Agreement by serving written notice of such intention not to renew on the other party at least one hundred eighty (180) days prior to January 1 of each year. If such an election is made, this Agreement shall be in full force and effect for the remaining portion of the then current five (5) year period, subject to the provisions for termination as provided in Section 9 hereof. The term Basic Employment Period as used in this Agreement shall mean the five (5) year period commencing with the most recent annual renewal pursuant to this section.

     3. Duties. Executive is engaged by the Company in an executive capacity as its chief executive officer. Executive's position with the Company shall be Chairman of the Board of Directors and Chief Executive Officer, and such other positions (not inconsistent with the aforementioned responsibilities) as may be determined from time to time by the Board of Directors of the Company.



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     4. Extent of Services. Executive, subject to the direction and control of the Board of Directors of the Company, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. The Company agrees to provide to Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. Executive shall devote substantially all of his employable time, attention and best efforts to the business of the Company, and shall not, without the consent of the Company, during the term of this Agreement be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any material services on the part of Executive in the operation of the affairs of the companies in which such investments are made. For purposes of this Agreement, full-time employment shall be the normal work week for individuals in senior executive positions with the Company.

     5. Compensation.

          (a) As compensation for services hereunder rendered during the term hereof, Executive shall receive a base salary of One Million Dollars ($1,000,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried employees (but in no event less than twice a month), it being understood that for 1998 a lump sum payment shall be made promptly after the approval of this Agreement by the shareholders of the Company to cause the salary payments to Executive in 1998 to such date in 1998 to at least equal the pro rata portion (based on the number of days in 1998 then elapsed through the end of the most recent pay period then ended) of One Million Dollars ($1,000,000). Salary payments shall be subject to withholding of taxes and other appropriate and customary amounts. In addition to the base salary above, Executive may receive additional annual salary increases based upon his performance in his executive and management capacity. The amounts of such salary increases shall be determined by the Board of Directors of the Company or the Compensation Committee thereof (the "Compensation Committee").

          (b) In addition to base salary, Executive shall be entitled to receive annually a bonus to be calculated and paid for each fiscal year as follows:


               (i) First, the maximum potential bonus to Executive for such year (the "Maximum Bonus") shall be computed. The Maximum Bonus for a fiscal year shall be equal to three percent (3%) of the annual Net Profits (as defined below) for such fiscal year of the Company. The bonus shall be calculated from the books and records of the Company which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. The Maximum Bonus for a fiscal year shall be payable, without reference to any other tests, to the extent it does not exceed the Non-Discretionary Amount (as determined pursuant to clause (v) below, the "Non-Discretionary Amount") applicable to such year. "Net Profits" shall mean the Company's Income from Continuing Operations (as defined below), as adjusted to add back, in each case to the extent such items were deducted in

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          the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to Executive and the Company's Executive Vice Presidents. "Income from Continuing Operations" shall mean the Company's income from continuing operations, which shall exclude for this computation the effect (in each case net of applicable tax) of
          (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effects of changes in accounting principles.

               (ii) If the Maximum Bonus exceeds the Non-Discretionary Amount for such fiscal year a separate calculation shall be made to determine what portion, if any, of the Maximum Bonus in excess of the Non-Discretionary Amount could be paid and still permit the Company's ROE (as determined pursuant to clause (iii) below, the "ROE") for such fiscal year to be at least 15% for such fiscal year (such amount exceeding the Maximum Bonus and meeting such 15% ROE test for such fiscal year being referred to as the "Additional Potential Bonus"). The Additional Potential Bonus for a fiscal year would then be payable to Executive for such fiscal year subject to the discretion of the Compensation Committee to reduce or eliminate (in whole or in part) the payment of the Additional Potential Bonus for such year in its discretion.

               (iii) The ROE for a fiscal year shall be determined by dividing
          (x) the Company's Income from Continuing Operations for such fiscal year, reduced by any dividends paid with respect to such fiscal year on the Company's preferred stock (it being understood that any amounts paid to induce the conversion of preferred stock are not to be considered dividends on preferred stock) by (y) the arithmetic average of the Company's Average Common Equity (as defined below) for the four quarters of such fiscal year. The "Average Common Equity" of the Company for a quarter shall mean the arithmetic average of the common shareholders equity of the Company shown on its financial statements (adjusted to exclude unrealized appreciation or depreciation of fixed maturity securities net of any applicable deferred income taxes, as so adjusted "Common Shareholders Equity") as of the end of such fiscal quarter (as adjusted as provided below, the "Quarter End Equity") and the end of the preceding quarter (the "Quarter Start Equity"); provided, that if one or more Significant Transactions (as defined below) has occurred during the fiscal quarter as to which Average Common Equity is being determined, then the impact of each such Significant Transaction on the Quarter End Equity shall be reduced by a fraction, the numerator of which shall be the number of days in such quarter elapsed before said Significant Transaction occurred (it being understood that with respect to a Significant Transaction which includes a series of transactions which closed or were otherwise consummated over a period of time the Company shall select a reasonable midpoint for purposes of this calculation) and the denominator of which shall be the total number of days in such quarter, and the Quarter End Equity shall be computed taking into account such reductions. "Significant Transaction" with respect to a quarter shall mean any event (such as a share issuance, share repurchase, conversion, acquisition, disposition, merger, consolidation or change in accounting principles) the effect of which event, or series of related events, is to cause the Quarter End Equity to change by at least 10% of the Quarter Start Equity from what it would otherwise have been absent such event or series of related events.

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               (iv) The Company agrees to give notice to the Compensation
          Committee as promptly as practicable after the end of each fiscal year of the respective amounts of Maximum Bonus, Additional Potential Bonus and, if it has been adjusted with respect to such fiscal year, Non-Discretionary Amount for such fiscal year. The Compensation Committee shall then have fifteen (15) days from the date such notice is sent by the Company to determine the extent, if any, to which the Additional Potential Bonus with respect to such fiscal year shall have been reduced or eliminated. The Company shall give notice to Executive not later than five (5) days after the expiration of such 15-day period of the Incremental Bonus to be paid for such fiscal year.

               (v) The Non-Discretionary Amount for each of 1998 and 1999 shall be $13.5 million. The Non-Discretionary Amount shall be adjusted for 2000 and the last year of each consecutive three-year period that follows (each an "Adjustment Year"), as described in the following sentence. For an Adjustment Year the Non-Discretionary Amount shall be adjusted to be the lesser of (i) one-half of the average of the Maximum Bonus for the two fiscal years immediately preceding such Adjustment year and (ii) the arithmetic average of the Non-Discretionary Amount and the Additional Potential Bonus, in each case regardless of the amount of bonus actually paid, for such two fiscal years. The Non-Discretionary Amount as so adjusted shall remain the same with respect to the two fiscal years following such Adjustment Year.

               (vi) The cumulative accrued amount of the bonus shall be calculated as of the end of each of the first three quarters of the Company's fiscal year based on the year-to-date Net Profits, and such accrued bonus, minus accrued bonus payments made for previous quarters of the same fiscal year, shall be paid to Executive as soon as practicable, but in no event more than forty-five (45) days after the end of the quarter; provided, that the cumulative maximum bonus payable with respect to the (i) first quarter may not exceed 25% of the Non-Discretionary Amount, (ii) first two quarters shall not exceed 50% of the Non-Discretionary Amount and (iii) first three quarters shall not exceed 75% of the Non-Discretionary Amount for such fiscal year. The aggregate bonus for the fiscal year, minus the quarterly accrued payments made for the year, shall be paid to Executive soon as practicable, but in no event more than ninety (90) days, after the fiscal year end. If the quarterly payments for the first three quarters of any fiscal year exceed the aggregate bonus payable for the entire year, the amount of such excess shall be repaid to the Company by Executive.

               (vii) A bonus payment of $3,375,000 with respect to the first quarter of 1999 has been made in cash. With respect to the remainder of 1999 the bonus (the "Remaining Bonus") shall not exceed the lesser of (x) the remainder of the Non-Discretionary Amount (i.e., $10,125,000) for 1999 and (y) the difference between the Maximum Bonus for all of 1999 and $3,375,000. At the time all or any part of the Remaining Bonus is being determined, if the Market Price of the Company's common stock is less than $50 per share, the payment that would otherwise be made shall be reduced by multiplying such amount by a fraction the numerator of which shall be such Market

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          Price and the denominator of which shall be $50. A portion of the resulting payment of the Remaining Bonus (whether or not reduced pursuant to the preceding sentence) shall be paid in cash to provide for the payment of Executive's estimated Federal, state and local income, unemployment, social security, Medicare and similar income or payroll taxes at maximum rates (such tax estimate to be made by Executive subject to the approval of the Company, which approval will not be unreasonably withheld). The remaining part of such resulting payment shall be satisfied by the issuance to Executive of a number of shares of the Company's common stock determined by dividing such remaining part by the Market Price of such common stock. The "Market Price" of the common stock for purposes of this clause (vii) shall be the average of the high and low trading price of the common stock on the New York Stock Exchange Composite Tape on the day of computation or if no such trading has occurred on such day on the last preceding day on which such trading has occurred. If Executive subsequently is required to return any portion of the bonus payable pursuant to the last sentence of clause (vi) of this Section 5(b) Executive shall return cash and stock to the Company on a last-paid, first-returned basis. This clause (vii) shall apply to Executive's bonus only for 1999. Notwithstanding that Executive's bonus for 1999 may be reduced below the Non-Discretionary Amount as provided in this clause (vii) based upon the Market Price of the common stock, Executive shall, for purposes of Sections 9(b) 9(c), 10(a) and 11 be treated as having earned the Non-Discretionary Amount for 1999 to the extent it would have paid if such reduction had not occurred.

     6. Fringe Benefits.

          (a) Executive shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time for its executive management or supervisory personnel generally, at such time as Executive shall have fulfilled the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time.

          (b) During the term of this Agreement, the Company shall pay Executive a monthly automobile allowance in the amount of Six Hundred Dollars ($600.00) and shall pay directly or shall reimburse Executive for the cost of fuel he incurs in using his automobile.

          (c) Executive shall be entitled to four (4) weeks vacation with pay, for each year during the term hereof.

          (d) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

          (e) The Company shall, upon periodic presentation of satisfactory evidence and to a maximum of Ten Thousand Dollars ($10,000) per year of this Agreement, reimburse



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     Executive for reasonable medical expenses incurred by Executive and his dependents which are not otherwise covered by health insurance provided to Executive under Section 6(a).

          (f) During the term of this Agreement, the Company shall at its expense maintain a term life insurance policy or policies on the life of Executive in the face amount of One Million Dollars ($1,000,000), payable to such beneficiaries as Executive may designate.

     7. Disability. If Executive shall become physically or mentally disabled during the term of this Agreement to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least twelve (12) consecutive calendar months, the Company may terminate Executive's employment hereunder in which case the Company shall immediately pay Executive a lump sum payment equal to the sum of his salary and bonus as provided herein with respect to the most recent fiscal year then ended and, provided, further that no such lump sum payment shall be required if such disability arises primarily from: (a) chronic depressive use of intoxicants, drugs or narcotics, or (b) intentional self-inflicting injury or intentionally self-induced sickness; or (c) a proven unlawful act or enterprise on the part of Executive.

     8. Disclosure of Information. Executive acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment by the Company, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) is necessary to perform properly Executive=s duties under this Agreement. Upon the termination of this Agreement, Executive shall return all materials obtained from or belonging to the Company which Executive may have in his possession or control.

     9. Termination.

          (a) Either the Company or Executive may terminate this Agreement at any time for any reason upon written notice to the other. This Agreement shall also terminate upon (i) the death of Executive and (ii) termination by the Company pursuant to Section 7.

          (b) In the event this Agreement is terminated by the Company pursuant to the first sentence of Section 9(a) and such termination does not constitute a Control Termination as




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     defined in (d) below, Executive shall be entitled to receive not later than ten (10) days after termination of Executive's employment (i) a severance distribution consisting of (A) the assignment, without any warranty (except as to good title) or recourse, by the Company to the Executive or his designee of all of its interest in (1) the Promissory Note made by Executive to the order of Company dated April 6, 2000 (the "Note"), (2) all indebtedness (unpaid principal, interest and expenses) evidenced by the Note at the time (the "Debt"), and (3) all documents executed to secure repayment of the Note (the "Collateral Documents") (and all rights thereunder) or, if the Debt exceeds the Nominal Section 9 Severance (as defined below) an undivided fractional interest (determined as described below), on a "last out" participation basis in (1) the Note, (2) the Debt, and (3) Collateral Documents, and (B) a cash payment by the Company to the Executive equal to the positive difference, if any, of (x) an amount equal to five (5) times the sum of Executive's base salary, as determined pursuant to Section 5(a) hereof for the fiscal year in which such termination occurs, and the Non-Discretionary Amount as defined in Section 5(a)(iv) applicable for such fiscal year (regardless of whether the Company's results for such fiscal year would have resulted in a bonus being paid to Executive) (the "Nominal Section 9 Severance") minus (y) the amount of the Debt assigned to Executive and (ii) all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement. For purposes of determining the "undivided fractional interest" in sub-section (i)(A) above the numerator will be the dollar amount of the Nominal Section 9 Severance and the denominator will be the dollar amount of the Debt.

          (c) In the event this Agreement is terminated upon the death of Executive, or is terminated by Executive and such termination does not constitute a Control Termination as defined in (d) below, Executive shall be entitled to receive his base salary as provided in Section 5(a) accrued but unpaid (i) as of the date of termination, (ii) a pro rata share of the bonus provided for in Section 5(b) based on the number of months during which he performed duties hereunder in the calendar year of his death, and
     (iii) all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.

          (d) The term "Control Termination" as used herein shall mean (1) termination of this Agreement by the Company in anticipation of or not later than two years following a "change in control" of the Company (as defined below), or (2) termination of this Agreement by Executive following a "change in control" of the Company (as defined below) upon the occurrence of any of the following events:

               (i) a significant change in the nature or scope of Executive's authorities or duties from those in existence immediately prior to the change in control, a reduction in total compensation from that in existence immediately prior to the change in control, or a breach by the Company of any other provision of this Agreement; or

               (ii) the reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise Executive's authorities, powers, functions or duties in existence immediately prior to the change in control; or


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               (iii) the Company's principal executive offices are moved outside the geographic area comprised of Marion County, Indiana, and the seven contiguous counties; or

               (iv) the giving of notice of termination by Executive to the Company during the 6-month period commencing six (6) months after the change in control.

     The term "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "1934 Act" if such Item 6(e) were applicable to the Company as such Item is in effect on May 26, 1999; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or (B) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to have been a member of the Incumbent Board, or (C) any reorganization, merger or consolidation or the issuance of shares of common stock of the Company in connection therewith unless immediately after any such reorganization, merger or consolidation (i) more than 60% of the then outstanding shares of common stock of the corporation surviving or resulting from such reorganization, merger or consolidation and more than 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation surviving or resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares of common stock of the Company. Upon the occurrence of a change in control, the Company shall promptly notify Executive in writing of the occurrence of such event (such notice, the "Change in Control Notice"). If the Change in Control Notice is not given within 10 days after the occurrence




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of a change in control the period specified in clause (d)(A) of this Section 9 shall be extended until the second anniversary of the date such Change in Control Notice is given.

     10. Payments for Control Termination. In the event of a Control Termination of this Agreement, the Company shall pay Executive and provide him with the following:

          (a) During the remainder of the Basic Employment Period, the Company shall continue to pay Executive his salary on a monthly basis at the same rate as payable immediately prior to the date of termination plus the estimated amount of any bonuses to which he would have been entitled had he remained in the employ of the Company and a change in control of the Company had not occurred, which estimate shall be reasonable and made by the Company in good faith (the "Section 10 Termination Payments"). Notwithstanding the foregoing, if Executive does not make the Election provided for in Section 11 the Company may assign to the Executive or his designee, without any warranty (except as to good title) or recourse, all of its interest in (1) the Note, (2) the Debt, and (3) the Collateral Documents or, if the then existing Debt exceeds the amount of the Section 10 Termination Payments, an undivided fractional interest (determined as described below), on a "last out" participation basis, in (1) the Note, (2) the Debt, and (3) the Collateral Documents; in which case the amount of the Debt assigned to Executive or the undivided fractional interest in the Debt assigned shall serve as a credit against any such Section 10 Termination Payments otherwise payable. For purposes of determining the "undivided fractional interest" above the numerator will be the dollar amount of the
     Section 10 Termination Payments and the denominator will be the dollar amount of the Debt.

          (b) During the remainder of the Basic Employment Period, Executive shall continue to be treated as an employee under the provisions of all incentive compensation arrangements applicable to the Company's executive employees. In addition, Executive shall continue to be entitled to all benefits and service credit for benefits under medical, insurance and other employee benefit plans, programs and arrangements of the Company as if he were still employed under this Agreement and a change in control of the Company had not occurred.

          (c) If, despite the provisions of paragraph (b) above, benefits under any employee benefit plan shall not be payable or provided under any such plan to Executive, or Executive's dependents, beneficiaries and estate, because he is no longer an employee of the Company, the Company itself shall, to the extent necessary to provide the full value of such benefits and service credits to Executive, Executive's dependents, beneficiaries and estate, pay or provide for payment of such benefits and service credit for such benefits to Executive, his dependents, beneficiaries and estate.

          (d) If, despite the provisions of paragraph (b) above, benefits or the right to accrue further benefits under any stock option or other long-term incentive compensation arrangement shall not be provided under any such arrangement to Executive, or his dependents, beneficiaries and estate, because he is no longer an employee of the Company, the Company shall, to the extent necessary, pay or provide for payment of such benefits to Executive, his dependents, beneficiaries and estate.



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     11. Severance Allowance. In the event of a Control Termination of this
     Agreement, Executive may elect (the "Election"), within 60 days after such Control Termination, to receive a distribution as a severance allowance, in lieu of the termination payments provided for in Section 10 above, consisting of:

          (a) the assignment, without any warranty (except as to good title) or recourse, by the Company to the Executive or his designee of all of its interest in (1) the Note, (2) the Debt, and (3) the Collateral Documents or, if the then existing Debt exceeds the Nominal Section 11 Severance (as defined below), an undivided fractional interest (determined as described below), on a "last out" participation basis, in (1) the Note, (2) the Debt, and (3) the Collateral Documents; and

          (b) A lump sum payment equal to the positive difference, if any, of
     (A) the sum of (x) an amount equal to the aggregate of the salary payments for 60 calendar months at the rate which Executive would have been entitled to receive in accordance with Section 5(a) plus a pro rata share of the estimated amount of any bonus which would have been payable for the bonus period which includes the termination date, and (y) an amount equal to five times the greater of (aa) the highest annual bonus payable under Section 5(b) hereof for the last three (3) fiscal years of the Company ended prior to such Control Termination, or (bb) the estimated amount of the annual bonus payable under Section 5(b) hereof for the fiscal year of the Company which includes the date of such Control Termination (with such sum of (x) and (y) being referred to as the "Nominal Section 11 Severance") minus (B) the amount of the Debt assigned to Executive.

     For purposes of determining the "undivided fractional interest" in sub-section (a) above the numerator will be the dollar amount of the Nominal Section 11 Severance and the denominator will be the dollar amount of the Debt.

     In the event that Executive makes an election pursuant to this Section to receive a lump sum severance allowance of the amount described in clauses (a) and (b), then, in addition to such amount, he shall receive (i) in addition to the benefits provided under any retirement or pension benefit plan maintained by the Company, the benefits he would have accrued under such benefit plan if he had remained in the employ of the Company and such plan had remained in effect for 60 calendar months after his termination, which benefits will be paid concurrently with, and in addition to, the benefits provided under such benefit plan, and (ii) the employee benefits (including, but not limited to, coverage under any medical insurance and split-dollar life insurance arrangements or programs) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company if he had remained in the employ of the Company and such plan, programs or arrangements had remained in effect for 60 calendar months after his termination; or the value of the amounts described in clauses (i) and (ii) next preceding. The amount of the payments described in the preceding sentence shall be determined and such payments shall be distributed as soon as it is reasonably possible.





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


     12. Tax Indemnity Payments. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 12 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended the "Code"), or any successor provision (collectively, "Section 4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
     Section 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.


          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of, or change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 12(c) shall not impair Executive's rights under this
     Section 12 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order effectively to contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 12(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     13. Payment for Options. In the event of a Control Termination of this Agreement, Executive may elect, within sixty (60) days after such Control Termination, to receive (in addition to any other amounts owed to Executive under this Agreement) a lump sum payment in cash equal to the sum of the following: (i) all or any portion of the number of shares of common stock of the Company which may be acquired pursuant to options granted by the Company and held by Executive at the time of such election, multiplied by the Conseco Put Price; plus (ii) all or any portion of the number of Successor Securities which may be acquired pursuant to options (which options were granted to Executive in exchange or substitution for options to acquire the common stock of the Company) held by Executive at the time of such election, multiplied by the Successor Security Put Price; plus (iii) the number of shares of common stock of the Company which were acquired pursuant to options granted by the Company which were exercised, or which were discharged and satisfied by the payment to Executive of cash or other property (other than options for Successor Securities), in connection with the change in control subsequent to the first public announcement of the transaction or event which led to the change in control, multiplied by the respective per share exercise prices of such exercised or discharged options. For purposes of calculating the above lump sum payment, the options described in clauses (i) and (ii) shall include all such options, whether or not then exercisable, and, to compensate Executive for the loss of the potential future speculative value of unexercised options, there shall not be any deduction of the respective per share exercise prices for any of the options described in such clauses (i) and (ii). The cash payment due from the Company pursuant to this Section 13 shall be made to Executive within ten
(10) days after the date of such election hereunder, against the execution and delivery by Executive to the Company of an appropriate agreement confirming the surrender to the Company of the options in respect of which the lump sum cash payment is being made to Executive.

     "Successor Securities" means any securities of any person received by the holders of the common stock of the Company in exchange, substitution or payment for, or upon conversion of, the common stock of the Company in connection with a change in control.

     "Conseco Put Price" means the greater of (i) the Change in Control Price or
(ii) the Current Market Price of the common stock of the Company.

     "Successor Security Put Price" means the greater of (i) the Change in Control Price divided by the Exchange Ratio or (ii) the Current Market Price of the Successor Securities.

     "Current Market Price" for any security means the average of the daily Prices per security for the twenty (20) consecutive trading days ending on the trading day which is immediately prior to Executive's election under this
Section 13.

     "Price" for any security means the average of the highest and lowest sales price of such security (regular way) on a trading day as shown on the Composite Tape of the New York Stock Exchange (or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading) or, in case no sales take place on such day, the average of the closing bid and asked prices on the New York Stock Exchange (or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading) or, if it is not listed or admitted to trading on any national securities exchange, the average of the highest and lowest sales prices of such security on such day as reported by the NASDAQ Stock Market, or in case no sales take place on such day, the average of the closing bid and asked prices as reported by NASDAQ, or if such security is not so reported, the average of the closing bid and asked prices as furnished by any securities broker-dealer of recognized national standing selected from time to time by the Company (or its successor in interest) for that purpose.

     "Change in Control Price" means (i) in the case of a change in control which occurs solely as a result of a change in the composition of the Board of Directors of the Company or which occurs in a transaction, or series of related transactions, in which the same consideration is paid or delivered to all of the holders of common stock of the Company (or, in the event of an election by holders of the common stock of the Company of different forms of consideration, if the same election is offered to all of the holders of common stock of the Company), the Price per share of the common stock of the Company on the date on which the change in control occurs, or if such date is not a trading day, then the trading day immediately prior to such date, or (ii) in the case of a change in control effected through a series of related transactions, or in a single transaction in which less than all of the outstanding shares of common stock of the Company is acquired, the highest price paid to the holders of common stock of the Company in the transaction or series of related transactions whereby the change in control takes place. In determining the highest price paid to the holders pursuant to clause (ii) of the immediately preceding sentence, in the case of Successor Securities paid or delivered to the holders of common stock of the Company in exchange, payment or substitution for, or upon conversion of, the common stock of the Company, the price paid to such holders shall be the Price of such security at the time or times paid or delivered to such holders.

     "Exchange Ratio" means, in connection with a change in control, the number of Successor Securities to be paid or delivered to the holders of common stock of the Company in exchange, payment or substitution for, or upon conversion of, each share of such common stock.


     14. Character of Termination Payments. The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

     15. Grant of Stock Option. On the Approval Date, the Company shall grant to Executive, a nonqualified stock option under the Code to purchase One Million Five Hundred Thousand (1,500,000) shares of common stock at the fair market value per share of common stock on the Effective Date. Such stock option shall expire ten (10) years after the Approval Date of grant and shall become exercisable with respect to one-half of the shares covered on the third anniversary of the Approval Date, with respect to one-quarter of such shares on the fourth anniversary of the Approval Date and with respect to the remaining one-quarter of such shares on the fifth anniversary of the Approval Date.

     16. Arbitration of Disputes; Injunctive Relief.

          (a) Except as specified in paragraph (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with such rights, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

          (b) Executive acknowledges that a breach or threatened breach by Executive of Section 8 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Section 8 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

     17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified registered mail to his residence, in the case of Executive, or to its principal offices in the case of the Company.

     18. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

     19. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes and replaces all prior employment and compensatory agreements, understandings and arrangements between Executive and the Company or any subsidiary of the Company.

     20. Binding Agreement and Governing Law. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors in interest and shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without the prior written consent of the other.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CONSECO, INC.



By: /s/ Rollin M. Dick                            /s/ Stephen C. Hilbert
    ---------------------------                   ------------------------------
    Rollin M. Dick                                Stephen C. Hilbert

           "Company"                                       "Executive"